Exhibit 10.7

SALE AND PURCHASE AGREEMENT

This Agreement is dated January 01, 2012 (the “Effective Date”) and is entered between:

A. VOTORANTIM GmbH, a company duly organized and existing in accordance with the laws of Austria, with principal place of business at Hubert-Sattler-Gasse 1, Suite 42, 4th floor, Salzburg, Austria, hereinafter the “Seller”; and

B. VOTORANTIM CIMENTOS S.A., a company duly organized and existing in accordance with the laws of Brazil, with principal place of business at Praça Professor José Lannes, 40, 90 andar, São Paulo-SP, Brazil, hereinafter the “Buyer” and, together with “Seller”, hereinafter the “Parties”.

1.	GENERAL

1.1. In this Agreement, unless the context otherwise requires:

(a) Words and expressions appearing herein in the singular number shall include the plural and vice versa and importing a gender shall include each other gender;

(b) The headings to sections, clauses and paragraphs are for convenience purposes only and shall not affect the proper interpretation of such sections, clauses and paragraphs;

(c) If any time period specified in this Agreement expires on a day, which is not a Business Day then that time period shall be deemed to expire on the next following Business Day;

(d) A reference to any agreement or deed shall mean and include that agreement or deed as may be duly amended from time to time by the parties thereto; and

(e) A reference to any statute, act or regulation shall mean and include that statute, act or regulation as amended from time to time and includes any statute, act or regulation enacted or promulgated in substitution thereto.

2.	DEFINITIONS

2.1. Unless otherwise expressly provided, for the purpose of this Agreement the following terms shall have the meanings specified below:

(a) Agreement: this Sale and Purchase Agreement;

(b) 1 ton: 1 metric ton of 1,000 kilograms or 2,204.62 lbs;

(c) 1 kilogram: 1,000 grams;

(d) 1 unit: 1% of the dry net weight;

(e) US$ and cents: lawful currency of the United States of America;

(f) Product: goods sold and purchased under this Agreement, as defined in clause 3 below;

(g) Shipment date: Bill of Landing issuance date;

(h) INCOTERMS 2010: international rules for the interpretation of the most commonly used trade terms in international trade, published by the International Chamber of Commerce in 1936 and amended in 1953,1967,1976,1980,1990, 2000 and 2010;

(i) Business day: any day except a Saturday or a Sunday on which banks in the City agreed by the Parties are generally open for the conduct of business;

(j) Month of Scheduled Shipment: in respect of any shipment, the calendar month in which shipment has been scheduled as agreed in writing between the Parties;

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(k) Month of Arrival: in respect of any shipment of the product, the calendar month in which the carrying vessel first reports to the customs at the discharge port;

(l) MT: metric tons;

(m) Purchase Order: document in the form of Annex 1 attached hereunder, containing all the specifications of each Product request made by the Buyer under the terms agreed herein.

3.	SCOPE

3.1. Subject to the terms and conditions hereof, Seller hereby agrees to sell to Buyer and Buyer agrees to purchase from Seller the Product described in Annex 2, as provided in this Agreement and in the Purchase Orders/invoices issued in connection therewith.

4.	QUALITY

4.1. Composition of the Product shall conform to the specification described in each Purchase Order issued by the Buyer.

4.2. In case any elements/compounds are not in accordance with the specification, Parties shall agree in good faith, being the Seller responsible for bearing the adjustments so as to compensate the relevant variations.

5.	QUANTITY

5.1. Seller shall sell and Buyer shall purchase from Seller 310,000 metric tons of Product during the calendar year of 2012, according to the Incoterm defined by the Parties in accordance with the conditions stated in each Purchase Order.

5.2. Upon mutual agreement, the quantity established in the Clause 5.1. may vary between a range of 10%, up or down, and the price shall reflect such variation accordingly.

5.3. If the quantity variation exceeds the percentage established in the Clause 5.2., the Parties must agree in writing, by amending this Agreement accordingly.

6.	PACKAGE, SHIPPING AND DELIVERY

6.1. The Product shall be packed, shipped and delivered according to the applicable Incoterm (as per Clause 5.1.) and further specific conditions to be determined in the respective Purchase Order.

6.2. Product shall be suitable for ocean transport in accordance with International Maritime Organization (IMO) Regulations.

6.3. Seller shall warrant that all vessels/trucks nominated under the provisions of this Agreement shall comply in all respects with any anti-pollution act or regulation which is now or may latter come into effect, imposed by any Government having jurisdiction over the port of call covered by this Agreement.

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7.	PRICE

7.1. The price shall be determined upon negotiation between the Parties for each shipment, in compliance with the transfer pricing laws and regulations of the jurisdictions involved, and shall be express under each Purchase Order.

8.	PAYMENT

8.1. Buyer shall pay to Seller in US$ by telegraphic transfer net cash, without withhold, offset, counterclaim or deduction whatsoever into Seller’s nominated bank account.

8.2. The payment shall be made according to the applicable commercial conditions but it shall not exceed 60 days.

8.3. The payment conditions established by mutual agreement shall be expressed in the relevant Purchase Order.

9.	TERM

9.1. This Agreement enters into force on the Effective Date and shall so continue for the calendar year of 2012, and may be terminated by any of the Parties through a written notification to the other Party with an antecedence of 30 days. In case of early termination, this Agreement shall remain valid and enforceable until all obligations undertaken by both Parties are duly and completely fulfilled, with exception to the obligations expressly and specifically waived in the termination document.

10.	TAXES AND DUTIES

10.1. All taxes, duties, fees, and other charges of whatever nature imposed by any local, regional, or national government in connection with the export of Product shall be borne by the Seller, and all taxes, duties, fees, and other charges of whatever nature imposed by any local, regional, or national government in connection with the import of Product shall be borne by the Buyer.

11.	INSURANCE

11.1. The insurance shall be borne in accordance with the applicable Incoterm (as per Clause 5.1.)

12.	TITLE AND RISK

12.1. Title and risk of Products shall pass from Seller to Buyer according to applicable Incoterm (as per Clause 5.1.).

13.	TOTAL AND PARTIAL LOSS

13.1. In case of total or partial loss after risk passes from Seller to Buyer, as defined in the Clause 12, above, payments shall be made in accordance with the Clause 8 and otherwise in accordance with the terms of this Agreement.

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13.2. Buyer will be liable to pay for the material that has been lost or damaged at the time it would be ordinarily be obliged to effect payment in terms of the agreement, and Seller will not be obliged to await the settlement of any insurance claim.

14.	LIABILITY

14.1. Neither party shall under any circumstances be liable for any indirect or consequential damage or loss of whatsoever nature, including but not limited to, loss of profit or loss of business, resulting from any act or omission with regard to any obligation under this Agreement

15.	FORCE MAJEURE

15.1. In case any Party should, despite all reasonable efforts, be prevented or hindered directly or indirectly by circumstances beyond its control, hereinafter referred to as Force Majeure, from performing all or any of its obligations under the Agreement, other than the obligation to make monetary payments, the Party so affected will be relieved of performance of its obligations hereunder during the period that such circumstances and consequences thereof will continue, but only to the extent so prevented or hindered, and will not be liable for any delay or failure in the performance of any of its obligations hereunder or loss or damage whether general, special or consequential which the unaffected Party may suffer due to or resulting from such delay or failure, provided always that notice will be given by the affected Party to the unaffected Party at the earliest possible opportunity by letter, email, fax or telephone of the occurrence of the event consisting Force Majeure, together with details thereof and an estimate of the period of time for which it will endure.

15.2. The term “Force Majeure” will include strike, labour dispute, lock-out, fire, explosion, food, riot, war, accident, act of God, embargo, legislation, regulation or directive having the force of the law, shortage of electricity, coal, fuel or raw material, failure of the occurrence of the event constituting force majeure, together with details thereof and an estimate of the period of time for which it will endure.

15.3. The affected party will use all reasonable endeavors to terminate the circumstances giving rise to the Force Majeure, and upon termination of the event thereto the affected party shall immediately give notice to the other party of the cessation of the Force Majeure.

16.	DEFAULT

16.1. In the event of either Party breaches any of the provisions of this Agreement, including but not limited to Product non-compliance, delivery terms, or any other action or omission that entitle the other Party and/or third parties to seek indemnification, the aggrieved Party will be entitled to give the defaulting Party notice in writing to remedy the breach.

16.2. If the defaulting Party fails to comply with that notice within 20 days of the date of receipt thereof, the aggrieved Party will be entitled to terminate this Agreement and claim specific performance, in either event without prejudice to the aggrieved Party’s rights to claim damages, including the right of holding the defaulting Party jointly liable for claims of third parties.

16.3. If Buyer fails to pay the amount due by its due date, or applies for suspension of payments or is put into liquidation, trusteeship or receivership, Seller will be entitled to recover material which has been delivered but has not been paid for, and to withhold delivery of further material.

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17.	NO WAIVER

17.1. Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

18.	ASSIGNMENT

18.1. Buyer may, at its sole discretion, assign its rights and/or obligations under this Agreement, fully or partially, to any of its subsidiaries, affiliated companies or companies pertaining to its corporate group through a written notification to the Seller with an antecedence of 30 days.

19.	SEVERABILITY

19.1. The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall in no way affect or impair the validity and enforceability of the other provisions of the Agreement.

20.	CONFIDENTIALITY

20.1. The terms of this Agreement shall be held confidential by the Parties unless otherwise required by law or by a competent judicial or administrative authority, and shall not be disclosed without prior written consent of the other Party to anyone other than (a) shareholders, assignees, directors, officers, employees, accounting and legal advisors and representatives of each Party; (b) Umpire or arbitrator appointed hereunder; (c) any person or entity providing financing to the Parties; or (d) any underwriter of securities issued by the Parties. If such information is so disclosed to any such person or entity, the disclosing Party agrees to use its best efforts to obtain from such person or entity a covenant for the benefit of both Parties to keep such information confidential.

20.2. This confidentiality obligation shall apply from this date until two (2) years as from the termination of this Agreement.

21.	NOTICES

21.1. All notices or communications which are required to be, or which may be given by any party hereto to the other parties shall be given in the English language and shall be duly given if delivered in writing or by facsimile transmission to a party at its address or facsimile transmission numbers as set forth below or to such other address or number as may be furnished for this purpose by such party. Also, all notices shall have a receipt notice.

21.2. If notices are given by facsimile transmission same shall be confirmed in writing as soon as possible and if given by telex by appropriate answer back received.

21.3. Notices shall be addressed as follows:

If to Seller:	Votorantim GmbH
Hubert- Sattler- Gasse 1
Suite 42, 5020 Salzburg, Austria

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If to Buyer:	Votorantim Cimentos S.A. Praça Professor José Lannes, 40 – 9[0] andar São Paulo – SP, Brazil

22.	AMENDMENTS

22.1. Any amendments to this Agreement shall only be valid if made in writing and signed by duly authorized representatives of both Parties.

23.	GOVERNING LAW AND DISPUTE RESOLUTION

23.1. The Parties shall undertake its best efforts to settle in good faith any default, disagreements or disputes deriving from this Agreement as soon as possible and no later than 30 (thirty) days counted as of the occurrence of diversions, dully notified by the damaged Party to the other Party. In the event the Parties cannot reach a solution satisfactory to both Parties within 30 days counted as of the notification sent from one Party to the other Party in this sense, the Parties agree that the dispute shall be definitively settled by arbitration in accordance with this clause.

23.2. Any dispute arising out of or relating to this Agreement, including without limitation its existence, validity or termination, which is not settled under clause “23.1”, above, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the “LCIA”), which Rules are deemed to be incorporated by reference into this clause.

23.3. The tribunal shall consist of three arbitrators, one to be nominated by Buyer, one by Seller and the third by the President of LCIA. In case either party fails to nominate its arbitrator then he will be appointed by the President of the LCIA. However, it is understood that both parties shall be entitled to take any reasonable measures for the protection of rights accrued to them by this contract without prejudice to the provisions of this clause.

23.4. The place of the arbitration will be London, England. The arbitration will be conducted in English.

23.5. The arbitrator shall provide detailed written findings of fact and conclusions of law in support of any award. Judgment upon any such award may be enforced in any court of competent jurisdiction.

23.6. This Agreement will be governed by and construed in accordance with the laws of England, excluding that body of law pertaining to conflicts of law and the United Nations Convention on Contracts for the International Sale of Goods. The prevailing party in any action arising from or relating to this Agreement shall be entitled to recover all attorneys’ fees and costs including, without limitation, arbitration fees and fees of experts; The arbitrator will be entitled to assign a proportional division of costs which shall be thoroughly supported by written findings of fact and conclusions of law.

24.	ENTIRE AGREEMENT

24.1. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements between the Parties relating to the subject matter. Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking other than those expressly set out in this Agreement.

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25.	COUNTERPART

25.1. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this document on December 04, 2012.

Accepted:

/s/ illegible	/s/ illegible
VOTORANTIM GMBH – SELLER	VOTORANTIM GMBH – SELLER

/s/ Sidney Catania	/s/ Marcelo Chamma
VOTORANTIM CIMENTOS S.A. - BUYER	VOTORANTIM CIMENTOS S.A. - BUYER

WITNESSES:

Name:	Name:

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ANNEX 1

PURCHASE ORDER
SHIP TO:	P.O. Number:
Agreement Number:
Date:
Contact:
VENDOR ADDRESS	Phone:

E-MAIL:

Freight: [insert Incoterm]

Terms of Payment: [            ]

Title and Risk: title and risk transferred from the seller to the buyer at [            ], in accordance with [insert relevant incoterm]]

Insurance: Shall be borne by [            ]

Package, Shipping, and Delivery: [            ]

ALL CORRESPONDENCE, INVOICES, BILL OF LADING AND/OR AIRWAY BILL and/or roadway bill, packing list, analysis certificate, of origin, etc… should always quote this Purchase Order number.

Item:	Code Description:	Quantity:	Unit Price:	Total Price:	Delivery Date:

[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Total Amount:
Freight Amount:
Packing Amount:
Final Amount:

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ANNEX 2

Products
1. Non-calcined green delayed Petroleum coke, Maximum sulphur of 7% as received, Minimum HGI of 35, minimum energy content of 14,000 BTU/lb as received, and maximum moisture of 12%

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